Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 of NavSight Holdings, Inc. of our report dated May 13, 2021, except for the first table in the concentrations of credit risk disclosure in Note 2, as to which the date is June 25, 2021, relating to the financial statements of Spire Global, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, CA

July 16, 2021